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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*


                                  Conseco, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


       Class A Senior Cumulative Convertible Exchangeable Preferred Stock,
                           par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    208464875
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 13, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages
                         Exhibit Index Found on Page 27

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      369,791
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     369,791
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            369,791
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 2 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      349,978
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     349,978
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            349,978
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 3 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      45,695
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     45,695
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            45,695
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 4 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      51,284
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     51,284
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            51,284
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 5 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      18,453
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     18,453
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,453
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================

                               Page 6 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      914,610
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     914,610
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            914,610
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================

                               Page 7 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      835,201
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     835,201
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            835,201
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.4 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================

                               Page 8 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 9 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 10 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 11 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 12 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 13 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 14 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 15 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 16 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 17 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 18 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 19 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                               Page 20 of 28 Pages

                                       13G
===================
CUSIP No. 208464875
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                (a) [   ]
                                                (b) [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of  1,749,811  Preferred  Shares,  which is
                           5.1% of the class of securities. The reporting person
                           on this cover page,  however,  is a beneficial  owner
                           only of the  securities  reported by it on this cover
                           page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                            5        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,749,811
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            7
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            8
                                     1,749,811
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,749,811
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)
                                                    [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            5.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================

                              Page 21 of 28 Pages

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  Conseco, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  11825 North Pennsylvania Street, Carmel, Indiana 46032

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Class A Senior Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company. The CUSIP number of the Preferred Shares is 208464875.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         -----------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Preferred Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Preferred Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Preferred Shares held by it;

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Preferred Shares held by it; and

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership   ("Tinicum"),   with   respect   to  the
                           Preferred Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

                              Page 22 of 28 Pages

         The Management Company
         ----------------------

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Preferred Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Preferred Shares held by each of the Partnerships.

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Preferred Shares held by the Partnerships and the Managed Accounts: David I. Cohen ("Cohen"), Chun R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles
                           E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas
                           F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If  This  Statement  Is  Filed  Pursuant  To Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ---

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

                              Page 23 of 28 Pages

         The Preferred Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Preferred Shares owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Preferred Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Preferred Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 24 of 28 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 22, 2004


                      /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      on its own behalf and as General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                      By Monica R. Landry,
                      Managing Member


                      /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.,
                      By Monica R. Landry,
                      Managing Member


                      /s/ Monica R. Landry
                      ----------------------------------------
                      Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission

                              Page 25 of 28 Pages
on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.



                              Page 26 of 28 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d1(k)






                              Page 27 of 28 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                       PURSUANT TO SECTION 240.13D-(f)(1)
                       ----------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  April 22, 2004


                      /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      on its own behalf and as General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                      By Monica R. Landry,
                      Managing Member


                      /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.,
                      By Monica R. Landry,
                      Managing Member


                      /s/ Monica R. Landry
                      ----------------------------------------
                      Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

                              Page 28 of 28 Pages